Exhibit 99.H1(a)

                                 AMENDMENT NO. 1
                             TO THE TRANSFER AGENCY
                              AND SERVICE AGREEMENT


         This Amendment is made as of this 21st day of January, 2000 to the Transfer Agency and Service Agreement between Brazos Mutual Funds (the "Fund") and State Street Bank and Trust Company (the "Bank") dated as of June 25,1999 (the "Agreement").

         WHEREAS, the Fund and the Bank desire to amend the Agreement to include provisions for (1) third party administrators for defined contribution plans and
(2) wire transfer operating guidelines; and

         WHEREAS, Article 12 of the Agreement states that the Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund;

         NOW, THEREFORE, the parties agree as follows:

1. The following Section lA entitled THIRD PARTY ADMINISTRATORS FOR DEFINED CONTRIBUTION PLANS is hereby added to the Agreement:

1A. THIRD PARTY ADMINISTRATORS FOR DEFINED CONTRIBUTION PLANS

1A.l     The Fund may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan or Plans") for the benefit of the individual Plan participant (the "Plan Participant'), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code") and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended)(the "TPA(s)").

1A.2     In accordance with the procedures established in the initial Schedule
1A.l entitled "Third Party Administrator Procedures," as may be amended by the Bank and the Fund from time to time ("Schedule 1A.l"), the Bank shall:

(a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;

(b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

(c) Perform all services under SECTION 1 as transfer agent of the Funds and not as a record-keeper for the Plans.

1A.3     Transactions identified under SECTION 1A of this Agreement shall be deemed exception services ("Exception Services") when such transactions:

(a) Require the Bank to use methods and procedures other than those usually employed by the Bank to perform services under SECTION 1 of this Agreement;

(b) Involve the provision of information to the Bank after the commencement of the nightly processing cycle of the TA2000 System; or

(c) Require more manual intervention by the Bank, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

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2.       The following Section 4A entitled WIRE TRANSFER OPERATING
GUIDELINES/ARTICLES 4A OF THE UNIFORM COMMERCIAL CODE is hereby added to the
Agreement:

4A WIRE TRANSFER OPERATING GUIDELINES/ARTICLES 4A OF THE UNIFORM COMMERCIAL CODE

4A.1     The Bank is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Bank has been instructed to transfer. The Bank shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

4A.2 The Fund acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Fund from security procedures offered by the Bank. The Fund shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Bank in writing. The Fund must notify the Bank immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Fund's authorized personnel. The Bank shall verify the authenticity of all Fund instructions according to the Security Procedure.

4A.3     The Bank shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

4A.4     The Bank reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Bank's receipt of such payment order; (b) if initiating such payment order would cause the Bank, in the Bank's sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Bank; or (c) if the Bank, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

4A.5 The Bank shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Bank reasonable opportunity to act. However, the Bank assumes no liability if the request for amendment or cancellation cannot be satisfied.

4A.6     The Bank shall assume no responsibility for failure to detect any erroneous payment order provided that the Bank complies with the payment order instructions as received and the Bank complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

4A.7     The Bank shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Bank is notified of the unauthorized payment order within thirty (30) days of notification by the Bank of the acceptance of such payment order. In no event (including failure to execute a payment order) shall the Bank be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

4A.8     When the Fund initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Bank will act as an Originating Depository Financial Institution and/or receiving depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Bank with respect to an ACH credit entry are provisional until the Bank receives final settlement for such entry from the Federal Reserve Bank. If the Bank does not receive such final settlement, the Fund agrees that the Bank shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

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4A.9     Confirmation of the Bank's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Bank's proprietary information systems, or by facsimile or call-back. The Fund must report any objections to the execution of an order within thirty (30) days.

3. This Amendment to the Agreement contains the entire understanding between the parties with respect to the transactions contemplated hereby and unless otherwise specifically modified hereby, the terms of the Agreement shall remain in full force and effect and shall apply hereto. To the extent that any provision of this Amendment to the Agreement modifies or is otherwise inconsistent with any provision of the prior agreements and related agreements, this Amendment to the Agreement shall control.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.



                                      BRAZOS MUTUAL FUNDS


                                      BY: /s/ Peter C. Sutton
                                     ---------------------------------------
                                      Vice President and Assistant Treasurer
ATTEST:



Illegible


                                      STATE STREET BANK AND TRUST COMPANY


                                      BY: /s/ Ronald E. Logue
                                      -----------------------
                                      Vice Chairman


ATTEST:


-----------------------------

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                                  SCHEDULE 1A.1
                     THIRD PARTY ADMINISTRATOR(S) PROCEDURES
                             Dated January 21, 2000


1. On each Business Day, the TPA(s) shall receive, on behalf of and as agent of the Fund(s), Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan's receipt of purchase orders and redemption requests by Participants in proper form by the time required by the term of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund's prospectus. Each Business Day on which the TPA receives Instructions shall be a "Trade Date".

2. The TPA(s) shall communicate the TPA(s)'s acceptance of such Instructions, to the applicable Plan.

3. On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Bank of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Bank on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund's custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Bank.

4. The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Bank and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5. The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6. The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7. The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its shareholders.

8. The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9. The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10. The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11. Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Bank or each Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Bank or each Fund, provide at the TPA(s)'s expense complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.


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BRAZOS MUTUAL FUNDS                         STATE STREET BANK AND TRUST COMPANY



By: /s/ Peter C. Sutton                     By:  /s/ Ronald E. Logue
    -------------------                          -------------------



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